Exhibit 99.2

Investor Relations Update
October 26, 2017
General Overview

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TRASM and Pre-tax Margin – The company expects its fourth quarter total revenue per available seat mile (TRASM) to be up approximately 2.5 to 4.5 percent year-over-year. In addition, the company expects its fourth quarter pre-tax margin excluding special items to be approximately 4.5 to 6.5 percent.[1]

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CASM – Consolidated CASM excluding fuel and special items[1] is expected to be up approximately 5.5 percent in 2017. Fourth quarter consolidated CASM excluding fuel and special items[1] is expected to be up approximately 4.5 percent year-over-year due primarily to salary and benefit increases provided to our team members (including the salary increases given to our pilots and flight attendants), higher revenue-related expenses, and higher depreciation and amortization resulting from increased capex.

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Capacity – 2017 total system capacity is expected to be up approximately 1 percent vs. 2016. Full year domestic capacity is expected to be approximately flat year-over-year, while international capacity is expected to be up approximately 4 percent vs. 2016.

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Liquidity – As of September 30, 2017, the company had approximately $8.3 billion in total available liquidity, comprised of unrestricted cash and investments of $5.8 billion and $2.5 billion in undrawn revolver capacity. The company also had a restricted cash position of $393 million.

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Fuel – Based on the October 13, 2017 forward curve, the company expects to pay an average of between $1.80 and $1.85 per gallon of mainline jet fuel (including taxes) in the fourth quarter. Forecasted volume and fuel prices are provided in the following pages.

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Cargo / Other Revenue – Includes cargo revenue, loyalty program revenue, ticket change fees, excess/overweight baggage fees, first and second bag fees, contract services, airport clubs and inflight service revenues.

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Taxes – As of December 31, 2016, the company had approximately $10.5 billion of federal net operating losses (NOLs) and $3.7 billion of state NOLs, substantially all of which are expected to be available in 2017 to reduce future federal and state taxable income. The company expects to recognize a provision for income taxes in 2017 at an effective rate of approximately 38 percent, which will be substantially non-cash.

Notes:

1.	The company is unable to reconcile certain forward-looking projections to GAAP as the nature or amount of special items cannot be determined at this time.

Please refer to the footnotes and the forward looking statements page of this document for additional information

Mainline Update
October 26, 2017
Mainline Comments

•	All operating expenses are for mainline operated flights only. Please refer to the following page for information pertaining to regional data.

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The year-over-year increase in mainline CASM excluding fuel and special items is primarily driven by investments in new labor agreements (including the previously announced flight attendant and pilot pay adjustments), investments in the operation, and higher depreciation and amortization resulting from increased capex.

	1Q17A	2Q17A	3Q17A	4Q17E	FY17E2
Mainline Guidance[1]
Available Seat Miles (ASMs) (bil)	56.6	63.5	64.6	~58.9	~243.5
CASM ex fuel and special items (YOY % change)[3]	10.48	9.82	9.77	+4% to +6%	+5.5% to +7.5%
Cargo Revenues ($ mil)	172	196	200	~210	~778
Other Revenues ($ mil)	1,297	1,327	1,301	~1,300	~5,225
Average Fuel Price (incl. taxes) ($/gal) (as of 10/13/2017)	1.69	1.62	1.66	1.80 to 1.85	1.67 to 1.72
Fuel Gallons Consumed (mil)	831	934	947	~871	~3,583
Interest Income ($ mil)	(21)	(24)	(25)	~(20)	~(90)
Interest Expense ($ mil)	257	263	266	~272	~1,058
Other Non-Operating (Income)/Expense ($ mil)[4]	(5)	3	(16)	~(3)	~(22)

CAPEX Guidance ($ mil) Inflow/(Outflow)
Non-Aircraft CAPEX	(439)	(404)	(431)	~(376)	~(1,650)
Gross Aircraft CAPEX & net PDPs	(1,206)	(1,080)	(938)	~(872)	~(4,096)
Assumed Aircraft Financing	899	993	810	~728	~3,430
Net Aircraft CAPEX & PDPs[2]	(307)	(87)	(128)	~(145)	~(666)
Notes:

1.
Includes guidance on certain non-GAAP measures, which exclude special items. The company is unable to reconcile certain forward-looking projections to GAAP as the nature or amount of special items cannot be determined at this time. Please see the GAAP to non-GAAP reconciliation at the end of this document.

2.	Numbers may not recalculate due to rounding.
3.	CASM ex fuel and special items is a non-GAAP financial measure.
4.	Other Non-Operating (Income)/Expense primarily includes gains and losses from foreign currency and income/loss from the company’s approximate 25% ownership interest in Republic Airways Holdings Inc.

Please refer to the footnotes and the forward looking statements page of this document for additional information

Regional Update
October 26, 2017
Regional Comments

•	The company receives feed from 10 regional airlines, including wholly owned subsidiaries Envoy, PSA Airlines and Piedmont Airlines.

•	Fourth quarter CASM excluding fuel and special items increased from previous guidance due primarily to pilot hiring initiatives and maintenance timing.

	1Q17A	2Q17A	3Q17A	4Q17E	FY17E2
Regional Guidance[1]
Available Seat Miles (ASMs) (bil)	7.78	8.22	8.47	~8.11	~32.58
CASM ex fuel and special items (YOY % change)[3]	16.10	15.69	15.44	+1% to +3%	+1% to +3%
Average Fuel Price (incl. taxes) ($/gal) (as of 10/13/2017)	1.75	1.69	1.75	1.88 to 1.93	1.75 to 1.80
Fuel Gallons Consumed (mil)	182	195	201	~195	~773

Regional Airlines
Envoy Air Inc.[4]	Mesa Airlines, Inc.
SkyWest Airlines, Inc.[5]	Piedmont Airlines, Inc.[4]
ExpressJet Airlines, Inc.[5]	PSA Airlines, Inc.[4]
Republic Airline Inc.	Trans States Airlines, Inc.
Air Wisconsin Airlines Corporation	Compass Airlines, LLC
Notes:

1.
Includes guidance on certain non-GAAP measures. The company is unable to reconcile certain forward-looking projections to GAAP as the nature or amount of special items cannot be determined at this time. Please see the GAAP to non-GAAP reconciliation at the end of this document.

2.	Numbers may not recalculate due to rounding.
3.	CASM ex fuel and special items is a non-GAAP financial measure. Please see the GAAP to non-GAAP reconciliation at the end of this document.
4.	Wholly owned subsidiary of American Airlines Group Inc.
5.	Pro-rate agreement and capacity purchase agreement.

Please refer to the footnotes and the forward looking statements page of this document for additional information

Fleet Update
October 26, 2017
Fleet Comments

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In 2017, the company expects to take delivery of 57 mainline aircraft comprised of 20 A321 aircraft, 20 B738 aircraft, 4 B738 Max aircraft, 3 B788 aircraft, and 10 B789 aircraft. The company also expects to retire 39 mainline aircraft, including 3 A320 aircraft, 17 B757 aircraft, 7 B763 aircraft and 12 MD80 aircraft.

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In 2017, the company expects to reduce the regional fleet count by a net of 8 aircraft, resulting from the addition of 31 CRJ700 aircraft, 24 E175 aircraft and 8 ERJ140 aircraft, as well as the reduction of 52 CRJ200 aircraft and 19 Dash 8-100 aircraft.

	Active Mainline Ending Fleet Count						Active Regional Ending Fleet Count[1]
	2016A	1Q17A	2Q17A	3Q17A	4Q17E		2016A	1Q17A	2Q17A	3Q17A	4Q17E
A319	125	125	125	125	125	CRJ200	120	123	122	95	68
A320	51	49	48	48	48	CRJ700	79	93	105	110	110
A321	199	207	214	219	219	CRJ900	118	118	118	118	118
A332	15	15	15	15	15	DASH 8-100	23	17	12	8	4
A333	9	9	9	9	9	DASH 8-300	11	11	11	11	11
B738	284	289	294	299	304	E175	124	137	141	144	148
B738 Max	-	-	-	1	4	ERJ140	13	6	-	7	21
B757	51	51	51	40	34	ERJ145	118	118	118	118	118
B763	31	31	31	27	24		606	623	627	611	598
B772	47	47	47	47	47
B773	20	20	20	20	20
B788	17	19	20	20	20
B789	4	6	9	11	14
E190	20	20	20	20	20
MD80	57	56	53	46	45
	930	944	956	947	948

Notes:

1.	At the end of the third quarter, the company had 52 ERJ140 regional aircraft in temporary storage, which are not included in the active regional ending fleet count.

Please refer to the footnotes and the forward looking statements page of this document for additional information

Shares Outstanding
October 26, 2017
Shares Outstanding Comments

•	The estimated weighted average shares outstanding for 2017 are listed below.

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On January 25, 2017, the company’s Board authorized a new $2.0 billion share repurchase program to expire by the end of 2018. This brings the total amount authorized for share repurchase programs to $11.0 billion since the merger. All prior repurchase programs had been fully expended as of December 31, 2016.

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In the third quarter of 2017, the company repurchased 7.7 million shares at a cost of $362 million. Including share repurchases, shares withheld to cover taxes associated with employee equity awards and share distributions, and the cash extinguishment of convertible debt, the company’s share count has dropped 37 percent from 756.1 million shares at merger close to 480.0 million shares outstanding on September 30, 2017.

2017 Shares Outstanding (shares mil)[1]
	Shares
For Q4	Basic	Diluted
Earnings	480	482
Net loss	480	480

	Shares
For FY 2017 Average	Basic	Diluted
Earnings	490	492
Net loss	490	490
Notes:

1.
Shares outstanding are based upon several estimates and assumptions, including average per share stock price and stock award activity and does not assume any future share repurchases. The number of shares in actual calculations of earnings per share will likely be different from those set forth above.

Please refer to the footnotes and the forward looking statements page of this document for additional information

GAAP to Non-GAAP Reconciliation
October 26, 2017
The company sometimes uses financial measures that are derived from the consolidated financial statements but that are not presented in accordance with GAAP to understand and evaluate its current operating performance and to allow for period-to-period comparisons. The company believes these non-GAAP financial measures may also provide useful information to investors and others. These non-GAAP measures may not be comparable to similarly titled non-GAAP measures of other companies, and should be considered in addition to and not as a substitute for or superior to, any measure of performance, cash flow or liquidity prepared in accordance with GAAP. The company is providing a reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis. The table below presents the reconciliations of mainline and regional operating costs (GAAP measure) to mainline and regional operating costs excluding special items and fuel (non-GAAP measure). Management uses mainline and regional operating costs excluding special items and fuel to evaluate the company’s current operating performance and for period-to-period comparisons. The price of fuel, over which the company has no control, impacts the comparability of period-to-period financial performance. Additionally, special items may vary from period-to-period in nature and amount. These adjustments to exclude aircraft fuel and special items allow management an additional tool to better understand and analyze the company’s non-fuel costs and core operating performance. Additionally, the table below presents the reconciliation of other non-operating expense (GAAP measure) to other non-operating expense excluding special items (non-GAAP measure). Management uses this non-GAAP financial measure to evaluate the company’s current performance and to allow for period-to-period comparisons. As special items may vary from period-to-period in nature and amount, the adjustment to exclude special items allows management an additional tool to better understand the company’s core performance.

	American Airlines Group Inc. GAAP to Non-GAAP Reconciliation ($ mil except ASM and CASM data)
	1Q17	2Q17	3Q17	4Q17 Range		FY17 Range
	Actual	Actual	Actual	Low	High	Low	High
Mainline[1]
Mainline operating expenses	$7,450	$7,950	$7,992	$7,798	$7,961	$30,990	$31,498
Less mainline fuel expense	1,402	1,510	1,570	1,568	1,611	6,050	6,093
Less special items	119	202	112	—	—	433	433
Mainline operating expense excluding fuel and special items	5,929	6,238	6,310	6,230	6,350	24,508	24,972
Mainline CASM (cts)	13.17	12.51	12.37	13.24	13.52	12.73	12.94
Mainline CASM excluding fuel and special items (Non-GAAP) (cts)	10.48	9.82	9.77	10.58	10.78	10.06	10.26
Mainline ASMs (bil)	56.6	63.5	64.6	58.9	58.9	243.5	243.5

Regional[1]
Regional operating expenses	$1,573	$1,620	$1,654	$1,653	$1,688	$6,474	$6,585
Less regional fuel expense	318	329	352	367	376	1,366	1,375
Less special items	2	1	(5)	—	—	(2)	(2)
Regional operating expenses excluding fuel and special items	1,253	1,290	1,307	1,286	1,311	5,110	5,211
Regional CASM (cts)	20.23	19.71	19.53	20.38	20.81	19.87	20.21
Regional CASM excluding fuel and special items (Non-GAAP) (cts)	16.10	15.69	15.44	15.86	16.17	15.69	16.00
Regional ASMs (bil)	7.78	8.22	8.47	8.11	8.11	32.58	32.58

Other non-operating (income)/expense[1]
Other non-operating (income)/expense	$—	$5	$(13)	$(3)	$(3)	$(11)	$(11)
Less special items	5	2	3	—	—	10	10
Other non-operating (income)/expense excluding special items	(5)	3	(16)	(3)	(3)	(22)	(22)

Notes:	Amounts may not recalculate due to rounding.
1.
Certain of the guidance provided excludes special items. The company is unable to fully reconcile such forward-looking guidance to the corresponding GAAP measure because the full nature and amount of the special items cannot be determined at this time. Special items for this period may include merger integration expenses and fleet restructuring expenses.

Please refer to the footnotes and the forward looking statements page of this document for additional information

Forward Looking Statements
October 26, 2017
Cautionary Statement Regarding Forward-Looking Statements
This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “if current trends continue,” “optimistic,” “forecast” and other similar words. Such statements include, but are not limited to, statements about future financial and operating results, the company’s plans, objectives, estimates, expectations and intentions, and other statements that are not historical facts. These forward-looking statements are based on the company’s current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. These risks and uncertainties include, but are not limited to, those set forth in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 (especially in Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Part II, Item 1A. Risk Factors) and other risks and uncertainties listed from time to time in the company’s other filings with the Securities and Exchange Commission. There may be other factors of which the company is not currently aware that may affect matters discussed in the forward-looking statements and may also cause actual results to differ materially from those discussed. The company does not assume any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements other than as required by law. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements.

Please refer to the footnotes and the forward looking statements page of this document for additional information